EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated February 27, 2009, with respect to the consolidated financial statements and internal control over financial reporting included in the annual report of Concho Resources Inc. on Form 10-K for the year ended December 31, 2008. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Concho Resources Inc. on Form S-8 (File No. 333-145791, effective August 30, 2007) and Form S-3 (File No. 333-154737, effective October 24, 2008).
/s/ GRANT THORNTON LLP
Tulsa, Oklahoma
February 27, 2009